EXHIBIT 10.21

                         COUNTY NATIONAL BANK LETTERHEAD


March 20, 2001


Mr. Michael L. Derr
[HOME ADDRESS]

Dear Mike:

I am very pleased that you decided to accept our offer to come to work at County National Bank. The time you have spent as a consultant to us in opening our Piney Orchard branch provided you with a good opportunity to see how we operate and the goals and objectives that we are trying to attain as a de novo bank. I know what a capable person you are based on the years that I previously worked with you and I know it will be a great benefit having you as a part of our senior management team.

The   following   is  an  outline  of  what  we   discussed   and  some  of  the
responsibilities that I am thinking that you would have. I have attached a general job description, however, this is something that we will use as our initial plan, and between John Warner, Mike Storm, and me, with your input, we can firm this up to the most efficient structure.

Your title will be Vice President of Operations and you will report directly to me. The order of key management responsibility in the bank will be:

                  Jan W. Clark
                  John G. Warner
                  Michael T. Storm
                  Michael L. Derr

The organizational chart reflects more of the direct responsibility of each of us. It is so important that the group of us work as a team and I think you will see that is how it has been in the past. We look forward to a continuation of this teamwork, with you being added as a key member of the senior management team.

We have a lot of things going on at the present time, especially with the merger. What we have outlined here is primarily the starting place since there are going to be things evolving over the next eighteen months that will no doubt impact on how we are operating now. Don't get discouraged if it appears that there are so many items listed for your responsibility that you will be overloaded. That will not be the case.

Your starting salary will be $80,000 per year and we will have a performance review after six months and will consider an increase. I think we have discussed the benefits in general, including:

         o     Leave policy
         o 401K plan -- Bank pays 25% of the first 6% of annual compensation.
         o     Medical insurance -- Bank pays 80% of premiums.
         o     Pre-tax flexible spending account
         o     Dental plan -- Bank pays a percentage.
         o     Group term life insurance
         o     Disability insurance



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I am covering these benefits in general  terms;  however,  the specifics will be available to you. All of the benefits are outlined in our Employee Manual and I will see that you get a copy of it as soon as possible.

It is my understanding that you will be available to start work on Monday, April
30. I am sure we will meet to talk prior to that time and I can answer any questions that may come up as we get closer to April 30.

I have discussed all of this with our Executive Committee, and John Warner, Mike Storm and I have had several conversations. Everyone is very pleased that you have decided to take this position.

Please keep all of this information confidential for obvious reasons. Any questions that you may have should be directed to me.

Very truly yours,

/s/ Jan W. Clark

Jan W. Clark
President/CEO

JWC/sp




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